Cellectar Biosciences 08-12-15/5:00 p.m. ET Page1

 Cellectar Biosciences

August 12, 2015

5:00 p.m. ET

Operator:	This is conference # 94766529.

Good day, ladies and gentlemen, and welcome to the Cellectar Second Quarter Earnings Call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touchtone telephone.

As a reminder, this conference is being recorded.

I would like to introduce your host for today's conference, Mr. Jules Abraham, JQA Partners. Sir, you may begin.

Jules Abraham:	Thank you. Good afternoon and welcome to Cellectar Biosciences' second quarter 2015 conference call and webcast.

Earlier today, Cellectar filed its financial statements for the second quarter 2015 with the SEC following the close of the U.S. financial markets. These filings can be found on Cellectar's Web site at www.cellectar.com in the Investor Relations section as well as on the SEC Web site at www.sec.gov.

Joining me today from Cellectar is Jim Caruso, Chief Executive Officer; Dr. Jamey Weichert, Chief Scientific Officer, Chad Kolean, Chief Financial Officer; Dr. Kevin Kozak, Chief Medical Officer and J Patrick, Vice President of Business Development.

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Before I turn the call over to Mr. Caruso, please note that some of the remarks you will hear may contain forward-looking statements about the company’s performance.

There may also be forward-looking statements during the Q&A session following the prepared remarks. These statements are neither promises nor guarantees and there are a number of risks and uncertainties that could cause actual results to differ materially from those set forth in those forward-looking statements.

Additional information concerning factors that could cause actual results to materially differ from those in these forward-looking statements is contained in Company's filings and periodic reports filed with the SEC, copies of which are available on its Web site or maybe requested directly from the company.

Forward-looking statements are made as of today’s date and Cellectar does not undertake any obligation to update any forward-looking statements made during today’s call. In addition, I also want to ensure that you access the PowerPoint presentation that will be featured during part of Mr. Caruso's comments today. If you have not previously done so, the presentation to be found online using the link found in our August 7 press release.

With that said, I would like to turn the call over to Mr. Caruso. Jim?

Jim Caruso:	Thank you, Jules. And thank you to everyone joining us on the call this afternoon. Before we begin with our quarterly business update, I'd like to take this opportunity to express my appreciation for becoming a part of the Cellectar Biosciences' team and this exciting company.

The drivers of my decision to join Cellectar included the great people associated with the company, the managing community and the company's tremendous asset, its unique cancer targeting delivery platform.

This delivery platform provides the potential to generate multiple advances in the treatment and management of cancer. It is time that we make this potential a reality.

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To briefly outline today's agenda, we will start by having our CFO, Chad Kolean, provide a financial update. I'll then share my corporate vision as well as our plan to advance Cellectar's promising cancer targeting delivery platform. Following my update and presentation that you can locate online, the executive leadership team will be available to answer your questions.

At this time, I'd like to turn the call over to our CFO, Chad Kolean for our financial update.

Chad Kolean:	Thank you, Jim. For our second quarter which ended on June 30, 2015, we reported a net loss of $2.3 million or $0.30 per share versus a net loss of $2.1 million or $0.73 per share for the comparable period in 2014. Research and development expenses for the quarter were $1.4 million which was consistent with the same period in the prior year.

Our general and administrative expenses for the second quarter of 2015 totaled $0.8 million, reflecting a decrease of about $100,000 from the comparable period in the prior year.

We ended the quarter with $4.8 million in cash and cash equivalents compared to $9.4 million in cash and cash equivalents at December 31, 2014. We estimate that available cash and cash equivalents should fund the company's planned operations into the fourth quarter of 2015. Additional capital will be required for us to complete our planned clinical and preclinical development.

And with that, I'll turn it back over to Jim.

Jim Caruso:	Thank you, Chad. I'd like to take this opportunity to broadly discuss the corporate blueprint that Cellectar will follow to successfully move our company forward.

In close collaboration with the management team, I've been evaluating our company's assets and the product development and commercialization program. The objective of this evaluation has been to prioritize organizational opportunities that we believe will provide our shareholders with a greatest return on investment.

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Additionally, the management teams have completed an evaluation of projected spending and have initially reduced costs by approximately $2 million over the next 18 months. We will continue to evaluate our cost structure to identify other opportunities to enhance operational efficiencies and extend our runway.

Cellectar's cancer targeting and delivery platform clearly possesses considerable potential to create meaningful products for the treatment, diagnosis and monitoring of a broad range of cancers. The extensive number of therapeutic and other applications in our current portfolio presents a practical resource allocation and execution challenge.

Based on the analysis previously discussed, it is clear that the company must focus its resources on advancing our therapeutic product candidates. We believe our therapeutic product candidates provide significant upside and merit our organizational focus and resources. We are confident this is the most effective approach to create and sustain shareholder value. In parallel, we will seek value optimizing approaches for our impressive diagnostic imaging portfolio.

Central to the execution of our therapeutic portfolio focus plan to Cellectar's proprietary phospholipid technology platform. As you likely know, this platform is the basis for all of our product candidates and provides highly targeted delivery of diverse oncologic payload to a broad range of cancers. We are calling this best in class technology a phospholipid drug conjugate or PDC platform which we are introducing today as the cornerstone of our development strategy.

In addition to our lead product candidate, CLR 131, a therapeutic agent currently in Phase I multiple myeloma study, we believe there is significant opportunity to create additional therapeutic candidates by conjugating cytotoxic agents with our PDC delivery platform.

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Moving forward, Cellectar will employ a clinical development and partnership model similar to those companies using an antibody drug conjugate or ADC platform.

There exists an executable capital efficient path for developing value-creating therapeutic drug candidates with our PDC targeted drug delivery platform, and there is significant potential for success by modeling the ADC approach.

To expand on this opportunity, I'll briefly walk through our new corporate presentation. As a reminder, this can be found via the link that was provided in the press release distributed on August 7.

The corporate presentation has been designed to demonstrate how we will leverage our PDC platform and optimize our therapeutic and diagnostic imaging product candidates to advance the company and create shareholder value.

Let's begin on slide three. You can see that Cellectar's focus remains in the oncology space and our objective is to deploy our PDC platform to conjugate and develop new therapeutics resulting in enhanced efficacy and tolerability.

The strategy supports the clinical and regulatory advancement of our product candidates through selective partners.

Slide number four outlines the diversity of our PDC product candidates and development, and although they are clearly early in the clinic, we are excited about the quality and number of opportunities.

As I indicated earlier, our top developmental priority is CLR 131 for the treatment of multiple myeloma. The Phase I study is ongoing and enrolling patients. We also plan to advance our chemotherapeutic portfolio through preclinical research and will determine a go-forward decision at that time. However, we view all of our existing assets other than CLR 131 as potential partnership opportunities.

I'd like to briefly summarize our PDC platform, which you will find on the next slide. As you may recall, it is a proprietary small molecule with highly selective cancer and cancer stem cell targeting. It can deliver a wide variety of oncologic payloads and has been scientifically validated.

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Moving to the next slide, you can see the structure of the PDC delivery platform; with the addition of exiting drug as a payload we can create a new product. On the following slide, we discuss the cancer targeting of our PDC platform and its validation in more than 60 cancer and cancer stem cell models.

This validation exists in both a therapeutic and diagnostic imaging context, and has translated very well to the clinic as documented in more than 50 patients and 10 types of cancer.

Slide eight demonstrates the variety of oncology payload that has been validated today. These payloads have increased in size and complexity ranging from radioisotopes such as our current lead product candidate CLR 131 for multiple myeloma as well as large fluorophores for imaging guided surgery to complex cytotoxics like Paclitaxel. We remain excited about other potential payloads and resulting new product candidates.

Next slide please. Earlier on this call I drew an analogy of our PDC platform to antibody drug conjugates or ADCs.

And here is the direct comparison between the two delivery platforms. One important area of differentiation is that our PDC platform targets lipid raft overexpression, an attribute of nearly all cancer cells. ADCs must be designed to target a tumor-specific antigen receptor. As a result, our PDC platform targets a broad range of cancers rather than antigens expressed by a subset of tumors.

Further, our delivery vehicle has taken up into the cell cytoplasm rather than attaching to an antigen on the cell surface. This direct penetration into the cancer cell without reliance on complex mechanisms may provide broader utility, retention and potentially better therapeutic outcomes.

Finally, with respect to potential for prolong therapeutic response, our PDCs have demonstrated the ability to target cancer stem cells which are widely recognized as a driver of recurrence and metastasis. This side by side comparison is outlined on the next slide as well.

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As you review this slide, I would like to emphasize that the PDC delivery vehicle is a small molecule rather than biologic, and as a result it is significantly easier and much more cost effective to manufacture.

Moving to Slide 11. Let's now discuss CLR 131, a radio therapeutic agent and our lead product candidate for the treatment of multiple myeloma. CLR 131 is a great example of the potential utility of our platform and has been shown to be effective in liquid and solid tumors. Follow-on indications are currently being evaluated.

Moving to the next slide. As you are aware, we are currently conducting a Phase 1 proof-of-concept study, multiple myeloma is an orphan indication and based on our potential product profile, we anticipate filing for fast track, breakthrough and accelerated status.

Next slide please. As you can see, there is significant opportunity in multiple myeloma. We anticipate our initial multiple myeloma label to be for third line or greater.

We initiated our trial April of this year and anticipate evaluating our first cohort and initiating the second cohort in the first half of 2016. The goal of the Phase 1 study is to identify a Phase 2 dose and perhaps secure an early read on low dose efficacy.

The next four slides demonstrate how we have adjusted Cellectar's core strategy to date with a new and important opportunistic approach that we are taking relative to our platform technology. As highlighted on slide 15, we intend to create a chemotherapy program with the potential to establish meaningful collaborations and provide significant upside for Cellectar and its potential partners.

There are numerous cytotoxic agents that are readily available to be used as payloads for our PDC platform. Some agents are currently marketed and perhaps nearing the patent expiration.

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Others may be in clinical trials and some have failed as a result of being unable to achieve suitable therapeutic index.

We believe, with the improved cancer targeting provided by our platform, we can combine our PDC delivery vehicle with cytotoxic agents to improve therapeutic index, potentially impacting the original drug’s efficacy and tolerability. This will also result in the creation of new products, establish new patent life and provide a meaningful lifecycle management resource.

Next slide please. CLR 1601 is our first chemotherapeutic PDC conjugating Paclitaxel as a payload with our delivery platform. We anticipate a preclinical study update in Q4 of this year.

As we advance our cytotoxic PDCs based on preclinical performance and business dynamics, we will determine whether a Phase I in-house or partnership development approach is in the best interest of the company and its shareholders.

Next slide please. CLR 1502 is a cancer surgery imaging agent that offers potential as a real time surgical resource that guides surgeons to ensure complete malignant tissue removal. The first planned indication is for breast cancer lumpectomy procedures.

As you may know, the company received feedback from the FDA that CLR 1502 will be categorized as a combination product and would require an IDE application. It is our assessment that an IDE regulatory pathway maybe less arduous than an IND. Additionally, regardless of the regulatory pathway the product is treated the same once approved.

We strongly believe in the clinical value CLR 1502 will provide to surgeons and patients. We also believe the asset will serve the company best as part of a clinical development and commercialization partnership.

Finally, CLR 124 is being investigated as a more precise cancer diagnostic imaging agent with real value in brain cancer, brain metastases and glioma. Although we have great confidence in this agent, the company has decided to discontinue the existing glioma trial. I want to emphasize that this decision was not made as a result of product performance, but rather a function of a study design that has made it challenging to enroll patients.

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We believe the best course of action is to evaluate the glioma trial data, collate and assess data from our NCI and ICTR investigator-led studies and make an assessment as to the best next steps. At this time, similar to 1502, we view CLR 124 as a potential value creating partnering asset.

On Slide 20, you can see we have a number of near-term milestones. Importantly, a study update for multiple myeloma in Q4, 2015 and Q1, 2016 updates on our chemotherapeutic product candidates.

By means of summary. I want to reemphasize that we are enthusiastic about the course corrections the company is making.

We will focus on advancing our PDC platform technology and CLR 131 through Phase I. We believe our platform will generate new product candidates and provide us with a variety of potential partnerships in multiple verticals within the oncology space.

We believe this strategic shift and corporate focus will help to create and sustain shareholder value.

Thank you very much for your participation on this call and interest in Cellectar. At this time, Chad, Jamey, Kevin, Patrick and I welcome any questions that you may have.

Jules Abraham:	While we wait for questions to gather in the queue, we have over the last several days received several questions via e-mail that we would like to take this time to address. The first being, Jim, a request to please provide an update on the multiple myeloma study.

Jim Caruso:	OK, Jules. Thank you and thank you for the question. Why don’t I provide some general background and I'll ask Dr. Kozak to further provide his thinking as well.

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Organizationally, we obviously like 131 in relapse/ refractory multiple myeloma make sense on a lot of levels for us. As you are aware we initiated this Phase I study this past April I believe in and around the middle of the month. As you may recall, the objective of the Phase I study is to identify CLR 131’s maximum tolerated dose. Our initial cohort with the first cohort initial dose is 12.5 millicuries (mCi) per meter squared and we will escalate by 6.25 mCi per meter squared for each subsequent cohort.

Now each cohort is scheduled to enroll three patients. Once we identify the maximum tolerated dose, we will then add an additional three patients at that maximum tolerated dose. As I reviewed in my earlier comments, we expect to complete the enrollment of cohort one as well as provide an update and initiate the second cohort in the first half of 2016.

And having said that Kevin do you have an additional color or commentary that you would like to add.

Kevin Kozak:	Sure. Thanks, Jim. While we are still early in the study I think there remain several reasons for optimism regarding the completion of enrollment of the first cohort within the timeline you outlined.

First the three centers involved the University of Wisconsin, Mayo Clinic and Loyola, all have robust myeloma clinical trial programs and each is represented by enthusiastic and experienced clinical trialists.

Secondly, the investigators are uniquely enthusiastic about the study of CLR 131 in relapsed/refractory myeloma because of its novel mechanism of action, its potential to selectively deliver radiotherapy to a disease well documented to be highly radiosensitive. And finally because these third line patients have a real unmet need for treatment alternative.

These of course are also fundamental reasons why we selected the relapsed/refractory myeloma population as our first indication to advance CLR 131 through the clinic.

Jim Caruso:	Terrific, Kevin, thank you. Jules?

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Jules Abraham:	One more question which was that recently announced that the FDA will review 1502 as a combination drug candidate and the question is what impact will this have on Cellectar's development plans?

Jim Caruso:	OK. Fair question, I touch on this briefly in my notes as part of the script. And as obviously the person answering the question already knows and many of you on the line that the company had in fact received feedback from the FDA that 1502 is categorized as a combination product and as a result would require an IDE application.

And as you are probably aware we originally submitted an IND. So taking a step back, what does this mean for Cellectar and a potential developmental partner, right?

So from a regulatory process perspective and as a result we will be working now more closely with CDRH which is the Center for Devices and Radiologic Health as opposed to CDER which is the Center for Drug Evaluation and Research.

And as a result, 1502 the regulatory pathway that we will require to advance this product through would be as an IDE versus an IND. Based on our assessment as I referenced, we believe that the IDE regulatory pathway quite frankly is going to be less arduous than an IND. There are a number of reasons for that.

Of course since we are required to submit an IDE application, this resubmission will likely delay the regulatory process, it will delay the regulatory process.

However, we've used this time to fine-tune the proposed Phase I study. And as a result are confident that the new study will have among other advantages capacity to enroll patients faster and as a result be completed sooner.

Ultimately, we believe the time loss to the resubmission in the IDE application process will be more than compensated by a more rapid or quicker Phase 1 trial. And I think ultimately at the end of the day the most important element here is regardless of the regulatory pathway the product is treated the same way once approved for marketing.

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So the net is we strongly believe in the clinical value of 1502. We look forward to a potential clinical development and/or commercialization partnership in order to more rapidly advance this asset and make it available for the surgeons and patients that may benefit from its use.

Jim Caruso:	Operator, do you have any other additional questions at this time?

Operator:	No, sir. There’s no questions in queue at this time.

Jim Caruso:	OK. Well, if that being the case, I would once again like to thank everyone for joining us for today's call. I hope that you found the information and the discussion to be of value and will continue to follow Cellectar's progress. We look forward to speaking with you again soon. Thanks again for your time.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may now disconnect. Everyone have a great day.

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